Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (333-259698, 333-262813, 333-269834, 333-277194, and 333-285093) on Form S-8 of our report dated February 18, 2026, with respect to the consolidated financial statements of Amplitude, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Santa Clara, California

February 18, 2026